EXHIBIT 99.2

PRESS RELEASE OF PAYCHEX, INC. DATED JULY 8, 2021

For Immediate Release

Paychex Declares Quarterly Dividend and Authorizes

$400 Million Stock Repurchase

Rochester, N.Y. (July 8, 2021) – Paychex, Inc. (Nasdaq: PAYX), the HR software and services company that provides the power of simplicity for increasingly complex workplaces, today announced a quarterly dividend of $.66 per share payable August 26, 2021. The dividend is available to shareholders of record as of August 2, 2021.

Paychex also announced the company’s board of directors have authorized the purchase of up to $400 million of its common stock.  The authorization expires January 31, 2024.

“At Paychex, we take great pride in the company’s history of providing exceptional shareholder value.  Today’s dividend and stock repurchase announcement are an illustration of that commitment and positions us to continue  to make strategic investments in the long-term growth of Paychex,” said Martin Mucci, Paychex president and CEO.

In fiscal 2021, ended May 31, 2021, Paychex returned $909 million in dividends, or 83% of net income, to shareholders.

About Paychex

Paychex, Inc. (Nasdaq:PAYX) is a leading provider of integrated human capital management solutions for payroll, benefits, human resources, and insurance services. By combining its innovative software-as-a-service technology and mobility platform with dedicated, personal service, Paychex empowers small- and medium-sized business owners to focus on the growth and management of their business. Backed by 50 years of industry expertise, Paychex serves more than 710,000 payroll clients as of May 31, 2021 across more than 100 locations in the U.S. and Europe, and pays one out of every 12 American private sector employees. Learn more about Paychex by visiting paychex.com and stay connected on Twitter (www.twitter.com/paychex) and LinkedIn (www.linkedin.com/company/paychex).

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Media Contact
Lisa Fleming

Public Relations Manager

Paychex, Inc.

(585) 387-6402

lfleming@paychex.com
@Paychex